MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT [(05.10)] CONTRACT SCHEDULE

OWNER:                                [John Doe]                                           CONTRACT NUMBER:                                                      [??687456]
JOINT OWNER:                                [Jane Doe]                                           ISSUE DATE:                                                      [04/15/07]
ANNUITANT:                                           [John Doe]

MORTALITY AND EXPENSE RISK (M&E) CHARGE:
The M&E Charge is an annualized rate that is realized on a daily basis as a percentage of the net asset value of the Investment Option.

During the Accumulation Phase:
An additional M&E Charge of [0.30]% is charged for the Maximum Anniversary Value Death Benefit.

DEATH BENEFIT MAXIMUM BIRTHDAY:  [91st] birthday

MAXIMUM AGE FOR SELECTING THE MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT:  [80]

S20325-NY [MAVDB]